Exhibit 99.1

IRADIMED CORPORATION Announces Changes to its Board of Directors

Winter Springs, Florida, March 29, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD), today announced that Anthony Vuoto has been appointed to the company’s Board of Directors and that Jim Hawkins, Chairman of the Board will not stand for re-election at the company’s upcoming Annual Meeting of Stockholders.

Mr. Vuoto, 64, is a recently retired General Manager of Retail Payment Solutions at US Bank.  Throughout his career, Mr. Vuoto has held senior leadership positions in a number of financial institutions and has focused on operations, treasury, investor relations, business development, financial planning and reporting.  In addition to being appointed to serve as a Board member, Mr. Vuoto will also serve as a member of the Audit Committee and the Chairman of the Compensation Committee.

“I am pleased to welcome Tony to the Board of Directors,” said Roger Susi, President and Chief Executive Officer of the company. “Tony is an experienced leader with deep knowledge in a number of strategic and organizational areas.  We look forward to working closely with him and benefiting from his varied experiences,” said Susi.

IRADIMED also announced today that Jim Hawkins, a member of the Board of Directors since 2005 and serving as Chairman since 2013, will not stand for re-election to the company’s Board of Directors at the upcoming 2016 Annual Meeting of Stockholders.  Mr. Hawkins will continue in his role as Chairman until our 2016 Annual Meeting of Stockholders.  Subsequently, Mr. Hawkins will remain involved with the company through the establishment of an advisory board and provide guidance on business development and strategic matters.  Mr. Susi will be nominated as Chairman of the Board at the Annual Meeting of Stockholders.

“Jim has provided valuable insight and leadership to me and the management team during his tenure as Chairman and prior to that as a member of the board these past 12 years.  Although stepping away from the Board, Jim will remain involved with IRADIMED through the establishment of an advisory board where he will maintain his mentorship on strategic matters,” said Susi.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com